SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

LIMELIGHT NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2009 Annual Meeting of Stockholders and Proxy Statement

Meeting Date: June 10, 2009

Time: 9:00 a.m. local time

Meeting Location:	Sheraton Phoenix Airport Hotel Tempe
1600 South 52nd Street
Tempe, Arizona 85281

Limelight Networks, Inc.

2220 W. 14th Street

Tempe, Arizona 85281

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Limelight Networks, Inc. The Annual Meeting will be held on June 10, 2009, at 9:00 a.m. local time, at the Sheraton Phoenix Airport Hotel Tempe, located at 1600 South 52 nd Street, Tempe, Arizona 85281.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report for the fiscal year ended December 31, 2008. We encourage you to read the Annual Report. It includes our audited financial statements and information about our operations, markets and services.

Stockholders of record as of April 15, 2009 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please promptly vote and submit your proxy by phone, over the Internet or by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

Jeffrey W. Lunsford

President, Chief Executive Officer and

Chairman of the Board

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Date:	June 10, 2009
Time:	9:00 a.m. local time
Place:	Sheraton Phoenix Airport Hotel Tempe
1600 South 52nd Street
Tempe, Arizona 85281

Matters to be voted on:

1.	Election of Joseph H. Gleberman and Fredric W. Harman as Class II directors.

2.	Ratification of Ernst & Young LLP as independent auditors.

3.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 15, 2009 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors

Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary
April 27, 2009

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY BY PHONE, OVER THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

i

LIMELIGHT NETWORKS, INC.

PROXY STATEMENT FOR 2009

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Limelight Networks, Inc. (“Limelight”), for use at the Annual Meeting of Stockholders to be held on June 10, 2009, at 9:00 a.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at the Sheraton Phoenix Airport Hotel Tempe, located at 1600 South 52nd Street, Tempe, Arizona 85281. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the enclosed Annual Report for the fiscal year ended December 31, 2008, including financial statements, were first mailed on or about April 27, 2009, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 2220 W. 14th Street, Tempe, Arizona 85281, and our telephone number is (602) 850-5000.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records showed that you owned shares of Limelight as of April 15, 2009 (the “Record Date”). At the close of business on that date, we had a total of 83,801,826 shares of common stock issued and outstanding, which were held of record by approximately 62 stockholders. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will also provide details regarding Internet and telephone voting. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Please refer to the summary voting instructions included on your proxy card. You may also vote by Internet or by telephone by following the instructions provided in the Notice. Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•	“FOR” the election of Joseph H. Gleberman and Fredric W. Harman to the Board of Directors as Class II Directors; and

•	“FOR” ratification of Ernst & Young LLP as our independent auditors for fiscal year 2009.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission, or SEC, and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2010 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than January 1, 2010 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2010 Annual Meeting of Stockholders that is not to be included in Limelight’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Limelight’s bylaws no later than January 1, 2010. Limelight’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Limelight Networks, Inc., 2220 W. 14th Street, Tempe, Arizona 85281, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and through our website at www.limelightnetworks.com.

PROPOSAL ONE: ELECTION OF DIRECTORS

We have a classified Board of Directors. Our Board of Directors currently consists of three Class I directors, two Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Nominees

The Corporate Governance and Nominating Committee of the Board of Directors selected, and the Board of Directors approved, Joseph H. Gleberman and Fredric W. Harman as nominees for election to Class II of the Board of Directors at the Annual Meeting. Each of these nominees currently serves on our Board of Directors. If elected, Messrs. Gleberman and Harman will each serve as a director until our annual meeting in 2012, until their respective successors are elected and qualified or their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” Messrs. Gleberman and Harman. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF JOSEPH H. GLEBERMAN AND FREDRIC W. HARMAN TO THE BOARD OF DIRECTORS.

Information About the Directors and Nominees

The following table sets forth information regarding our directors and the nominees as of March 31, 2009:

Name	Age	Position	Director Since
Class I directors whose terms expire at the 2011 Annual Meeting:
Walter D. Amaral	57	Director	2007
Jeffrey W. Lunsford	43	President, Chief Executive Officer and Chairman of the Board	2006
Peter J. Perrone	41	Director	2006

Class II directors whose terms expire at the 2009 Annual Meeting:
Joseph H. Gleberman	51	Director	2006
Fredric W. Harman	48	Director	2006

Class III directors whose terms expire at the 2010 Annual Meeting:
Jeffrey T. Fisher	46	Director	2008
David C. Peterschmidt	61	Director	2007
Nathan F. Raciborski	42	Co-Founder, Chief Technical Officer and Director	2006

Walter D. Amaral has served as a director since May 2007. Mr. Amaral served as Senior Vice President and Chief Financial Officer of SiRF Technology Holdings, Inc., a provider of GPS enabled technology, from August 2000 to March 2006. Prior to that, from August 1997 to August 2000, Mr. Amaral served as Senior Vice President and Chief Financial Officer of S3 Incorporated. From April 1995 to August 1997, Mr. Amaral served as Senior Vice President and Chief Financial Officer of NetManage, Inc., a software company. From May 1992 to May 1995, Mr. Amaral served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a computer storage device company. From May 1977 to May 1992, Mr. Amaral worked in several finance and marketing positions, the most recent of which was Corporate Controller, at Intel Corporation. Mr. Amaral holds a B.S. in Accounting from California State University, San Jose.

Jeffrey W. Lunsford has served as our President, Chief Executive Officer and Chairman since November 2006. From April 2003 to November 2006, Mr. Lunsford served as Chairman and Chief Executive Officer of WebSideStory, Inc., which was renamed Visual Sciences, Inc. in 2007, and which was acquired by Omniture, Inc. in January, 2008. Visual Sciences was a provider of real-time data analytics and visualization applications. From September 2002 to February 2003, Mr. Lunsford served as the Chief Executive Officer of TogetherSoft Corporation, a software development company. From March 1996 to August 2002, he served as the Senior Vice President of Corporate Development of S1 Corporation, a provider of customer interaction software for financial and payment services. Mr. Lunsford currently serves on the boards of directors of Engine Yard, Inc. and Midtown Bank and Trust Company. Mr. Lunsford received a B.S. in Information and Computer Sciences from the Georgia Institute of Technology.

Jeffrey T. Fisher has served as a director since November 2008. Mr. Fisher has been the Chief Financial Officer for Austin Industries since January 2009. From 2006 to 2008, Mr. Fisher served as the Executive Vice President and Chief Financial Officer of Charter Communications, Inc. Mr. Fisher also served as the Senior Vice President and Head of Corporate Restructuring Office for Delta Air Lines, from 1997 to 2006. Mr. Fisher received a Bachelor of Management degree from Embry Riddle University, and an M.B.A. in International Finance from The University of Texas at Arlington.

Joseph H. Gleberman has served as a director since September 2006. Mr. Gleberman has been a Managing Director in Goldman, Sachs & Co.’s Principal Investment Area since 1993. Prior to joining the Principal Investment Area, he served in a variety of capacities in the Investment Banking Division and the Mergers & Acquisitions Department at Goldman, Sachs & Co., which he joined in 1982. Mr. Gleberman also serves on the board of directors of Euramax Holdings, Inc., iFormation Group, LLC, iHealth Technologies, Inc. and Metaweb Technologies, Inc. Mr. Gleberman received a B.A. and an M.A. from Yale University, and an M.B.A. from Stanford University.

Fredric W. Harman has served as a director since September 2006. Mr. Harman has served as a Managing Partner of Oak Investment Partners since 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of U.S. Auto Parts, an online provider of aftermarket auto parts, and several privately held companies, including Aspect Software Inc., a provider of contact center solutions, and Demand Media, Inc., an Internet new media company. Mr. Harman received a B.S. and an M.S. in Electrical Engineering from Stanford University, where he was a Hughes Fellow, and an M.B.A. from the Harvard Graduate School of Business.

Peter J. Perrone has served as a director since July 2006. Mr. Perrone has been a Managing Director of Goldman, Sachs & Co.’s Principal Investment Area since 2007 and a Vice President since 2002. Prior to transferring to the Principal Investment Area in 2001, Mr. Perrone worked in the High Technology Group at Goldman, Sachs & Co., where he started as an Associate in 1999. Mr. Perrone also currently serves on the board of directors of Next New Networks, Inc., Nextivity, Inc., Verimatrix, Inc., Pano Logic, Inc., Teneros, Inc., Tervela, Inc., Veoh Networks, Inc. and Woven System, Inc. Mr. Perrone received a B.S. from Duke University, an M.S. from the Georgia Institute of Technology and an M.B.A. from the Massachusetts Institute of Technology, Sloan School of Management.

David C. Peterschmidt has served as a director since February 2007. Mr. Peterschmidt served as President and Chief Executive Officer of Openwave Systems, Inc. from November 2004 to March 2007. Prior to joining Openwave, Mr. Peterschmidt served as Chief Executive Officer and Chairman of Securify, Inc., from September 2003 to November 2004. Mr. Peterschmidt was Chief Executive Officer and Chairman of Inktomi, Inc. from July 1996 to March 2003. Mr. Peterschmidt also currently serves on the board of directors of Savvis Corporation. Mr. Peterschmidt received a B.A. in Political Science from the University of Missouri and an M.A. from Chapman College.

Nathan F. Raciborski, one of our Co-Founders in June 2001, has served as our Chief Technical Officer and as a director since July 2006. Prior to co-founding Limelight, Mr. Raciborski was the Co-Founder and Chief Technical Officer of Aerocast, Inc., from 1999 to 2000. In 1997, he co-founded Entera and served on its board of directors until it was acquired by Cacheflow in 2000. In 1993, Mr. Raciborski co-founded and served as President, Chief Executive Officer and Director of Primenet Services for the Internet, which later merged with GlobalCenter, Inc. where he served as President and Director. GlobalCenter was acquired in 1997 by Frontier Communications, Inc., where he served as President of Network Services until 1998. He also currently serves as a managing member of Cocoon Capital, LLC, a private venture fund.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held thirteen meetings and acted by unanimous written consent on three occasions during fiscal year 2008. All directors attended at least 75 percent of the meetings of the Board of Directors and of the committees on which they served during fiscal year 2008.

Board Independence

The Board of Directors has determined that each of its current directors, except Jeffrey W. Lunsford and Nathan F. Raciborski, has no material relationship with Limelight and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect.

Committees of the Board of Directors

The Board of Directors has Audit, Nominating and Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. The following describes each committee, its current membership, its function and the number of meetings held during fiscal year 2008.

Audit Committee

The members of our Audit Committee are Messrs. Amaral, Fisher and Peterschmidt. Mr. Amaral serves as the Chairman of the Audit Committee. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations, and that each member of our Audit Committee qualifies as an audit committee financial expert under applicable rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Audit Committee held eight meetings during fiscal year 2008.

Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee:

•	evaluates the independent auditors’ qualifications, independence and performance;

•	determines the engagement of the independent auditors;

•	approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviews our financial statements and reviews our critical accounting policies and estimates; and

•	reviews and discusses with management and the independent auditors the results of the annual audit and our quarterly financial statements.

A copy of the Audit Committee charter is available on our website at www.limelightnetworks.com.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. Amaral, Fisher, Gleberman, Harman, Perrone and Peterschmidt, each of whom is a non-management member of our Board of Directors. The Nominating and Governance Committee held one meeting during fiscal year 2008.

The Nominating and Governance Committee’s purpose is to oversee and assist our Board of Directors in reviewing and recommending nominees for election as directors. The Nominating and Governance Committee also:

•	assesses the performance of the Board of Directors;

•	directs guidelines for the composition of our Board of Directors; and

•	reviews and administers our corporate governance guidelines.

A copy of the Nominating and Governance Committee charter is available on our website at www.limelightnetworks.com.

Compensation Committee

The members of our Compensation Committee are Messrs. Perrone and Peterschmidt. Mr. Perrone serves as the Chairman of the Compensation Committee. Our Board of Directors has determined that each of these members is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market, Inc. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Compensation Committee held seven meetings and acted by unanimous written consent on sixteen occasions during fiscal year 2008.

Our Compensation Committee oversees our corporate compensation programs. The Compensation Committee also:

•	reviews and recommends policy relating to compensation and benefits of our officers and employees;

•	reviews and approves corporate goals and objectives relevant to compensation of the Chief Executive Officer, senior officers and certain other key employees;

•	evaluates the performance of our officers in light of established goals and objectives;

•	sets compensation of our officers based on its evaluations;

•	administers the issuance of stock options and other awards under our stock plans; and

•	reviews and evaluates, at least annually, its own performance and that of its members, including compliance with the committee charter.

A copy of the Compensation Committee charter is available on our website at www.limelightnetworks.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has at any time been an officer or employee of Limelight. No executive officer of Limelight serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Stockholder Recommendations and Nominations

Pursuant to the requirements of its charter, the Nominating and Governance and Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A stockholder desiring to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to:

Corporate Secretary

Limelight Networks, Inc.

2220 W. 14th Street

Tempe, Arizona 85281

A submitted recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and information regarding any relationships between the candidate and Limelight within the last three years. Any candidates properly recommended in accordance with the foregoing requirements by stockholders will be considered in such manner as the members of our Nominating and Governance Committee deem appropriate.

A stockholder desiring to nominate a person directly for election to the Board of Directors must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described above under “Deadlines for Receipt of Stockholder Proposals” in this Proxy Statement.

Director Qualifications

We have no stated minimum criteria for director nominees. The Nominating and Governance Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as diversity, experience, length of service and other commitments. This committee believes it appropriate that at least one member of the Board of Directors meet the criteria for an audit committee financial expert as defined by the rules of the SEC, and that a majority of the members of the Board of Directors meet the independent director standard under rules of the NASDAQ Stock Market, Inc. This committee also believes it may be appropriate for certain members of our management, in particular the Chief Executive Officer, to participate as a member of the Board of Directors.

Identification and Evaluation of Nominees for Directors

The Nominating and Governance Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of this committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.

After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board of Directors select, the slate of director nominees.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but all directors are encouraged to attend these meetings.

Communicating with the Board of Directors

Any stockholder who desires to contact any of the members of our Board of Directors may write to the following address: Board of Directors, c/o Corporate Secretary, Limelight Networks, Inc., 2220 W. 14th Street, Tempe, Arizona 85281. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board of Directors, as appropriate, depending on the facts and circumstances outlined in the communication received. Where the nature of the communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or our management or independent advisors, as the Secretary considers appropriate.

Code of Ethics and Business Conduct

The Board of Directors recently updated the Company’s Code of Ethics and Business Conduct, which is applicable to our Chief Executive Officer, Chief Financial Officer and all other principal executive and senior financial officers and all employees, officers and directors. The Code of Ethics and Business Conduct is posted on our website at www.limelightnetworks.com.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP to audit our financial statements for the fiscal year ending December 31, 2009. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Ernst & Young LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of Limelight and its stockholders. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider its selection.

Ernst & Young LLP has audited our financial statements since fiscal year 2006. The Board of Directors expects that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Ernst & Young LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS LIMELIGHT’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board or Directors, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee Charter is available on the Limelight website at www.limelightnetworks.com.

On behalf of the Board of Directors, the Audit Committee oversees Limelight’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. Ernst & Young LLP, our independent auditors (“Ernst & Young”) is responsible for expressing an opinion as to the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and for issuing its opinion on management’s assessment and on the effectiveness of Limelight’s internal controls over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Ernst & Young our audited financial statements for the fiscal year ended December 31, 2008 matters relating to Limelight’s internal controls over financial reporting and the processes that support the certifications of the financial statements by Limelight’s Chief Executive Officer and Chief Financial Officer. The Audit Committee also discussed with Ernst & Young the scope and plan for the annual audit. In addition, the Audit Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from Ernst & Young as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and the Audit Committee has discussed the independence of Ernst & Young with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K and our Annual Report to our stockholders for the year ended December 31, 2008. The Audit Committee also selected Ernst & Young as Limelight’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The Board of Directors is recommending that the shareholders ratify this selection at the Annual Meeting.

Respectfully submitted by:

Walter D. Amaral, Chairman

Jeffrey T. Fisher

David C. Peterschmidt

Principal Accountant Fees and Services

The following table presents the fees paid or accrued by Limelight for the audit and other services provided by Ernst & Young LLP for the years ended December 31, 2007 and 2008:

	2008	2007
Audit Fees(1)	$1,116,000	$2,308,000
Tax Compliance	75,000	119,000
Tax Advice	285,000	248,000
Other	—	2,000

Total Fees	$1,476,000	$2,677,000

(1)

Includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, and the assistance with review of our SEC registration statements, including our 2007 initial public offering.

Audit Committee Pre-Approval Policy

Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires change from the initial proposal, the modified proposal is presented to the Audit Committee for pre-approval. The requests for pre-approvals are presented to the Audit Committee at the time of the committee’s regularly scheduled meetings, or on an as-needed basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit related and non-audit related services to be performed by Limelight’s independent auditors and associated fees on an as-needed basis. Such pre-approvals are reported to the full Audit Committee at its next regularly scheduled meeting. Subsequent to our initial public offering, effective on June 7, 2007, the Audit Committee has pre-approved 100% of audit related and non-audit related services by Limelight’s independent auditors.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by Ernst & Young LLP is compatible with maintaining their independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information about the beneficial ownership of our common stock on March 31, 2009, by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2009 and common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2009, ignoring the withholding of shares of common stock to cover applicable taxes, are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person. Percentage of ownership is based on 83,791,826 shares of our common stock outstanding on March 31, 2009. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Limelight Networks, Inc., 2220 W. 14th Street, Tempe, Arizona 85281.

	Shares Beneficially Owned
Beneficial Owner	Number	Percent
5% Stockholders
GS Capital Partners Entities(1)	30,273,393	36.1%
Oak Investment Partners XII, L.P.(2)	6,173,841	7.4%
Palo Alto Investors, LLC	5,646,873	6.7%
Executive Officers and Directors
Jeffrey W. Lunsford(3)	1,600,000	1.9%
Nathan F. Raciborski(4)	4,712,495	5.6%
Matthew Hale(5)	393,750	*
Michael M. Gordon(6)	2,483,938	3.0%
Philip C. Maynard(7)	35,706	*
David M. Hatfield(8)	112,255	*
Walter D. Amaral(9)	45,036	*
Jeffrey T. Fisher(10)	8,757	*
Joseph H. Gleberman(11)	30,273,393	36.1%
Fredric W. Harman(12)	6,173,841	7.4%
Douglas S. Lindroth(13)	72,932	*
Peter J. Perrone(14)	30,273,393	36.1%
David C. Peterschmidt(15)	39,406	*
All directors and executive officers as a group (13 persons)(16)	51,598,382	61.6%

(1)

Funds affiliated with or managed by Goldman, Sachs & Co. are GS Capital Partners V Fund, L.P. (15,940,283 shares of common stock), GS Capital Partners V Offshore Fund, L.P. (8,234,087 shares of common stock), GS Capital Partners V Institutional, L.P. (5,466,153 shares of common stock) and GS Capital Partners V GmbH & Co. KG (631,970 shares of common stock) (the “Goldman Sachs Funds”). Voting and dispositive power for the shares held by GS Capital Partners V Fund, L.P. is held by its general partner GSCP V Advisors, L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V Offshore Fund, L.P. is held by its general partner GSCP V Offshore Advisors, L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Offshore Fund, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V Institutional, L.P. is held by its general partner GS Advisors V., L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Institutional, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V GmbH & CO. KG is held by its managing limited partner Goldman, Sachs Capital Management GP GmbH, which disclaims beneficial ownership of the shares held by GS Capital Partners V GmbH & CO. KG except to the extent of its pecuniary interest therein, if any. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. and was an underwriter of our initial public offering. Goldman, Sachs & Co. is an investment manager of GSCP V Advisors, L.L.C., GSCP V Offshore Advisors, L.L.C. and Goldman, Sachs Capital Management GP GmbH The Goldman Sachs Group, Inc., and certain affiliates, including Goldman, Sachs & Co. and the Goldman Sachs Funds, may be deemed to directly or indirectly beneficially own an aggregate of 30,273,393 shares of common stock which are owned directly or indirectly by the Goldman Sachs Funds. The general partner, managing general partner or managing limited partner of the Goldman Sachs Funds are affiliates of the Goldman Sachs Group, Inc. and Goldman, Sachs & Co. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds and their general partner, managing general partner or managing limited partner share voting and investment power with certain of their respective affiliates. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaim beneficial ownership of the shares held by the Goldman Sachs Funds, except to the extent of its pecuniary interest therein, if any. The address of each of the GS Capital Partners entities is c/o Goldman, Sachs & Co., One New York Plaza, 38th Floor, New York, NY 10004, Attn: Ben Adler.

(2)

The names of the parties who share power to vote and share power to dispose of the shares held by Oak Investment Partners XII, L.P. are Oak Management Corporation, Fredric W. Harman, Bandel L. Carano, Gerald R. Gallagher, Ann H. Lamont, Edward F. Glassmeyer, Grace A. Ames, Iftikar A. Ahmed, and Warren B. Riley all of whom are managing members of Oak Associates XII, LLC, the General Partner of Oak Investment Partners XII, L.P. Each such individual disclaims beneficial ownership of the securities held by such partnership in which such individual does not have a pecuniary interest. Oak Management Corporation is the manager of Oak Investment Partners XII, L.P. The address of Oak Investment Partners XII, L.P. is 525 University Avenue, Suite 1300, Palo Alto, CA 94301, Attn: Frederic W. Harman.

(3)

Includes 1,600,000 common stock held by Jeffrey W. Lunsford; which 343,875 shares remain subject to a risk of forfeiture, and includes 62,490 shares with respect to which the restrictions will lapse within 60 days of March 31, 2009.

(4)

Includes 2,698,957 shares of common stock held by the Nathan Raciborski Grantor Retained Annuity Trust dated October 17, 2006, and 1,743,750 shares of common stock held by Nathan Raciborski. Nathan F. Raciborski is a trustee of the Nathan Raciborski Grantor Retained Annuity Trust dated October 17, 2006 and holds voting and dispositive power for the shares held by the Nathan Raciborski Grantor Retained Annuity Trust Dated October 17, 2006. Also includes 269,788 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2009.

(5)	Includes 301,875 shares of common stock and 91,875 vested stock options at December 31, 2008, upon Mr. Hale’s termination of employment.

(6)

Includes 59,583 shares of common stock held by Michael Gordon, 1,772,275 shares of common stock held by Michael and Lauren Gordon, 95,625 shares of common stock held by the Buttercup Irrevocable Trust, 95,625 shares of common stock held by the Dandelion Irrevocable Trust, 95,625 shares of common stock held by the Sunshine Irrevocable Trust, 95,625 shares of common stock held by the Tiger Irrevocable Trust and 95,625 shares of common stock held by the Tigerlily Irrevocable Trust. Michael M. Gordon is a trustee of the Buttercup Irrevocable Trust, Dandelion Irrevocable Trust, Sunshine Irrevocable Trust, Tiger Irrevocable Trust and Tigerlily Irrevocable Trust. Mr. Gordon holds voting and dispositive power for the shares held by the Buttercup Irrevocable Trust, the Dandelion Irrevocable Trust, the Sunshine Irrevocable Trust, the Tiger Irrevocable Trust and the Tigerlily Irrevocable Trust. Mr. Gordon disclaims beneficial ownership of the shares held by the Buttercup Irrevocable Trust, the Dandelion Irrevocable Trust, the Sunshine Irrevocable Trust, the Tiger Irrevocable Trust and the Tigerlily Irrexvocable Trust, except to the extent of his pecuniary interest therein. Also includes 173,955 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2009.

(7)	Includes 15,624 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2009.

(8)	Includes 78,123 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2009.

(9)	Includes 45,036 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2009.

(10)	Includes 8,757 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2009.

(11)

See footnote (1) above. Joseph H. Gleberman is a Managing Director of Goldman, Sachs & Co. Mr. Gleberman holds voting and dispositive power for the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG. Mr. Gleberman disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG except to the extent of his pecuniary interest therein.

(12)

See footnote (2) above. Fredric W. Harman has voting and dispositive power for the shares held by Oak Investment Partners XII, Limited Partnership. Mr. Harman disclaims beneficial ownership of the securities held by such partnership in which he does not have a pecuniary interest.

(13)	Includes 36,457 shares issuable upon exercise of options that are exercisable and vesting of restricted stock units within 60 days of March 31, 2009.

(14)

See footnote (1) above. Peter J. Perrone is a Managing Director of Goldman, Sachs & Co. Mr. Perrone does not hold voting or dispositive power for the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG. Mr. Perrone disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG except to the extent of his pecuniary interest therein.

(15)	Includes 39,406 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2009.

(16)	Includes an aggregate of 667,146 shares issuable upon exercise of options that are exercisable and vesting of restricted stock units within 60 days of March 31, 2009.

COMPENSATION COMMITTEE REPORT

The material in this report is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by:

Peter J. Perrone, Chairman

David C. Peterschmidt

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation philosophy is to attract, motivate and retain talented executives responsible for the success of Limelight, which operates in an extremely competitive and rapidly changing part of the high technology industry. With this in mind, we strive to set our compensation programs within the appropriate competitive framework and based on the achievement of Limelight’s overall financial results, individual contributions and performance by executives and employees and each executive’s potential to enhance long-term stockholder value. Within this overall philosophy, our objectives are to:

•

Motivate executive officers to achieve quantitative financial and qualitative non-financial objectives and create a meaningful link between achievement of these objectives and individual executive compensation;

•

Align the financial interests of executive officers with those of Limelight’s stockholders by providing significant equity-based incentives, while carefully considering both stockholder dilution and stock-based compensation expense; and

•	Offer a competitive total compensation package that enables Limelight to attract and retain top talent.

The Compensation Committee of the Board of Directors guides our compensation philosophy and objectives. The Compensation Committee uses the above-mentioned objectives as a guide in establishing the compensation programs, practices and packages offered to Limelight’s executive officers and in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation, although we have no formal or informal policies regarding such allocations.

The compensation for our named executive officers consists of three primary components: base salary, annual incentive cash bonus and equity awards. Other compensation components include severance and change of control provisions, 401(k) retirement benefits and generally available benefits such as health insurance. Limelight considers the proper allocation between long-term and short-term incentives by considering the balance that is required to attract and retain executives and reward them for the short-term success of our business while appropriately motivating the executives to strive to achieve our longer-term goals. We also consider the need to offer compensation packages which are comparable to those offered by companies competing with Limelight for executive talent. In allocating between cash and non-cash compensation, we seek to be in the middle of the pack within our peer group for cash compensation, and above average for non-cash, or equity based, compensation. We also believe that generally available benefits (such as 401(k) plan participation and health benefits) should be competitive with the external job market, in order to allow us to attract and retain talent. The Compensation Committee, however, does not have a pre-established policy or target for the allocation between long- and short-term incentive compensation and cash and non-cash compensation.

Throughout this Compensation Discussion and Analysis, the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2008, as well as the other individuals included in the “Summary Compensation Table,” are referred to as the “named executive officers.”

Role and Authority of the Board of Directors and the Compensation Committee

The Compensation Committee has decision-making authority with respect to the compensation of our named executive officers. The members of the Compensation Committee are directors Peter J. Perrone and David C. Peterschmidt. Mark A. Jung was also a member of the Compensation Committee prior to his resignation from the Board in May 2008. Each of these individuals qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market, Inc., (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code. The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on our website at www.limelightnetworks.com.

The Compensation Committee carries out the Board of Directors’ responsibilities to: (i) oversee Limelight’s compensation policies, plans and benefits programs; (ii) approve the compensation of our Chief Executive Officer and other executive officers; and (iii) administer Limelight’s equity compensation and incentive plans. In reviewing and approving the executive compensation packages offered to our named executive officers and other key employees, the Compensation Committee is responsible for ensuring that such packages are consistent with our compensation philosophy and objectives. The Compensation Committee also periodically reviews and makes recommendations to the Board of Directors regarding compensation, both cash and equity, for members of the Board of Directors. The Board reviewed its compensation during 2008 and made no changes to the current director compensation structure.

In carrying out its responsibilities, the Compensation Committee may engage outside consultants and consult with Limelight’s Human Resources department and other company executives as the Compensation Committee determines to be appropriate. In December 2007, the Compensation Committee engaged Compensia, an executive compensation consulting firm, and received an Executive Compensation Assessment from Compensia in February 2008. The Compensation Committee currently feels that it is adequately and appropriately able to assess and determine the compensation arrangements for our named executive officers based on the information provided through the Compensia Report process, comparative market data provided by management, and the Committee members’ own experience and knowledge regarding compensation matters. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee. The Compensation Committee may delegate any of its responsibilities to one or more directors or to members of management, to the extent permitted by applicable law. The Compensation Committee has not delegated any of its responsibilities with respect to the named executive officers and has no plans to do so.

The Compensation Committee also meets as frequently as it deems necessary to address matters within its area of responsibility. During 2008 the Committee met seven (7) times, and took action by unanimous written consent on sixteen (16) occasions. The Compensation Committee intends to review annually, usually in the first quarter of each fiscal year, the base salaries of the named executive officers. The Compensation Committee also intends to review annually, usually in the second quarter of each fiscal year, equity awards for the named executive officers. The Compensation Committee will, however, review and may adjust an officer’s compensation at any time during the year if and when the Committee deems such review to be necessary to align that officer’s compensation with our compensation philosophy and objectives.

The Board has delegated limited authority to a committee consisting of the Chief Executive Officer and the Chairman of the Compensation Committee (the “Equity Award Committee”) to grant equity awards within certain parameters. The Equity Award Committee may grant awards only with respect to consultants, new hires and promotions for employees below the level of Vice President (and with respect to new hires, who are not expected to shortly thereafter become a Vice President or above). The Compensation Committee has approved an equity award matrix that includes equity incentive ranges for non-officer employees based on title, job responsibilities, seniority and other factors. This matrix is reviewed and approved annually by the Compensation Committee. Each month the Director of Human Resources prepares a proposed grant list and confirms that the proposed awards are consistent with the equity award matrix. The proposed award list is submitted to the Equity Award Committee at the first of the month. If approved by the Equity Award Committee by the second Tuesday of the month, then the awards are effective as of the second Tuesday of the month and the per share exercise price is set at the closing price of our common stock on the NASDAQ Stock Market on that grant date. If the Equity Award Committee’s approval of the proposed list is not obtained by the second Tuesday of the month, then the proposed awards are carried over for consideration the following month.

Role of Executive Officers in Compensation Decisions

The Compensation Committee on occasion meets with Mr. Lunsford, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for the named executive officers. At least annually, the Compensation Committee considers, but is not bound by and does not always accept, Mr. Lunsford’s recommendations for the named executive officers. These meetings typically occur in connection with a quarterly meeting of the Board of Directors or as part of a regularly scheduled Compensation Committee meeting. Recommendations with respect to equity award grants are made as part of our formal equity award grant process, pursuant to which management submits equity award recommendations to the Equity Award Committee (with respect only to employees who are not named executive officers) and/or the Compensation Committee.

Mr. Lunsford and Philip Maynard, our Chief Legal Officer and Corporate Secretary, regularly attend meetings of the Compensation Committee but are excused from the meetings as appropriate when matters of executive compensation in which they may have a financial interest are discussed. In addition, other executives or employees sometimes attend the Compensation Committee’s meetings, but they also leave the meetings as appropriate when matters of executive compensation are discussed. The Compensation Committee considers and discusses Mr. Lunsford’s compensation package — salary as well as equity — without him present.

In October 2008, Mr. Lindroth replaced Mr. Hale as our Chief Financial Officer. Pursuant to his amended and restated employment agreement dated July 9, 2008, Mr. Hale resigned as Chief Financial Officer effective October 14, 2008, but continued as an employee of Limelight through December 31, 2008. Mr. Hale received the severance benefits described in section 8 of his agreement and discussed in further detail below under the caption “Employment Agreements.”

Role of Compensation Consultant

As noted, the Compensation Committee engaged the compensation consulting firm Compensia in December 2007. Compensia’s February 2008 Executive Compensation Assessment report was a source of data for the Committee’s analysis of our executive and general employee compensation. The purposes of the Compensia report included advising the Compensation Committee regarding the role of market data in the compensation determination process, providing a review of emerging trends and best practices in executive compensation, assessing the competitiveness of Limelight’s current executive compensation and providing considerations for the Compensation Committee. Compensia’s analysis included base salary, annual incentive bonus and equity awards for the surveyed group described below. Limelight’s management team uses the Compensia data as a tool in making recommendations to the Compensation Committee on compensation adjustments and new hire offers that are consistent with Limelight’s compensation philosophy, objectives and goals. Compensia does not provide any additional services to Limelight. Compensia provided its services directly to the Compensation Committee.

To compare our executive and managerial employee compensation program for fiscal 2008 to the market, Compensia surveyed technology companies that published their pay practices. The companies surveyed were: Akamai Technologies, Aruba Networks, Blue Coat Systems, CommVault Systems, Data Domain, DealerTrack Holdings, DG FastChannel, DivX, Double-Take Software, Equinix, HMS Holdings, Infinera Corp., InterNAP Network Services, Isilon Systems, Neutral Tandem, Omniture, Riverbed Technology, SAVVIS, Switch & Data Facilities Company, Synchronoss Technologies, Taleo, Terremark Worldwide, Veraz Networks, VMware and Website Pros. The employers included in the survey are companies that have employees with similar experience and education levels to Limelight’s employees. In order to maintain competitiveness within the marketplace, Limelight considers this peer group data in determining its executive compensation.

Components of Compensation

The components of our executive officer compensation include:

•	Base salary;

•	Annual Incentive Bonus;

•	Equity-based incentive awards;

•	Severance and change of control protection;

•	Retirement benefits provided under a 401(k) plan; and

•	Generally available benefit programs.

We selected these components because we believe each is necessary to help us attract and retain the executive talent on which Limelight’s success depends. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy. The Compensation Committee, however, will review these elements of compensation on occasion and will alter or add to the elements if it believes that changes will better achieve Limelight’s compensation objectives.

The Compensation Committee reviews the entire executive compensation program (other than retirement benefits under the 401(k) plan and generally available benefit programs) on at least an annual basis. However, the Compensation Committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive, appropriately designed to reward performance and aligned with our compensation philosophy and objectives.

In fiscal 2008, the use and weight of the executive compensation components were based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall compensation objectives, including our incentive and retention needs, the need to align incentives with our stockholders’ interests, and our goal of staying competitive within the external job marketplace as evidenced by the survey noted above and by the general experience and knowledge of our Compensation Committee members. The Compensation Committee intends to move total cash compensation, base salary and annual incentive bonus, toward market averages. The Committee considers base salaries in the 50th to 75th percentile of available survey data to be consistent with this objective. The Compensation Committee expects to set equity based compensation at or above market averages.

Base Salary. Limelight provides base salary to its named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year.

In conjunction with our annual performance review process, the Compensation Committee intends to review executive officer base salaries. During this process, the Chief Executive Officer will review the performance of the named executive officers and will report those findings to the Compensation Committee. A named executive officer’s personal performance will be judged in part on whether our business objectives are being met. In setting base salary changes, management and the Compensation Committee considers each named executive officer’s experience, skills, knowledge, responsibilities and performance and Limelight’s performance as a whole. For newly hired named executive officers, the Compensation Committee also considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Limelight. We will aim to keep salaries in line with the external job market. Increases over the prior year’s base salary also will be considered within the context of our overall annual merit increase budget to ensure that any increases are fiscally prudent and feasible for us. The Compensation Committee does not apply specific formulas to determine increases. There is no process in setting these budgets other than the annual business planning process.

Mr. Lindroth joined the executive management team in October, 2008 as Chief Financial Officer. No named executive officer received an increase in his base salary during fiscal 2008.

Annual Incentive Cash Bonuses. We have utilized cash bonuses to reward performance achievements and have in place annual target incentive bonuses for each of our executive officers, payable either in whole or in part, depending on the extent to which the applicable performance goals are achieved. Bonuses in excess of the target bonus amounts can be earned for financial performance in excess of the targets established by the Compensation Committee. For 2008, executive incentive bonuses were determined, based upon measures of corporate performance, specifically revenue and adjusted cash gross margin targets. We believe that these targets presented achievable goals, but were not necessarily certain and depended upon successful execution of our business plan. Bonuses are reviewed and approved by the Compensation Committee, which determined the performance and operational criteria necessary for award of such bonuses. For 2008, Messrs. Lunsford, Hale, Lindroth, Raciborski, Gordon and Hatfield received bonuses of $315,143, $114,598, $22,606, $126,057, $126,057 and $229,195, respectively, which represented approximately 79%, 42%, 37%, 43%, 57% and 92% of their base salaries, respectively. Mr. Lindroth’s bonus was prorated to his date of employment.

In May 2008, in order to motivate certain named executive officers to remain in Limelight’s service, the Compensation Committee awarded retention bonuses to Messrs. Raciborski, Gordon, Hale and Hatfield of $160,000, $60,000, $45,000 and $160,000, respectively. The bonus payment date for Messrs. Raciborski, Gordon and Hale was February 1, 2009. Mr. Hatfield’s retention bonus was payable in 4 installments (May, August, November 2008, and February 2009) and carried an additional sales performance requirement. The retention bonuses were paid as scheduled.

Long-Term Incentive Program. The principal goal of Limelight’s long-term equity-based incentive program is to align the interests of named executive officers with Limelight’s stockholders and to provide each named executive officer with a significant incentive to manage Limelight from the perspective of an owner with an equity stake in the business. Another goal of the long-term equity-based incentive program is to provide a competitive overall compensation package that will enable us to attract and retain talented executives. The Compensation Committee believes that unvested equity awards are a key factor in motivating and retaining executive personnel. The Compensation Committee also believes that motivation and retentive value of stock option equity awards diminish if and when the exercise price of the stock option equity awards far exceed the then fair market value of Limelight’s common stock. Equity-based awards granted during 2008 to our named executive officers were granted under our 2007 Equity Incentive Plan and were approved by the Compensation Committee. There is no formalized process for annual or periodic refresh grants. In 2008 the Compensation Committee considered an annual refresh grant in February; but going forward, the Compensation Committee intends to address annual refresh grants in or about June of each year. The Committee will, however, periodically consider equity award grants as may be necessary or appropriate to achieve the objectives of the long-term incentive component of the overall executive compensation program.

In February 2008, the Compensation Committee awarded each of Messrs, Raciborski, Gordon and Hatfield options to purchase 250,000 shares of our common stock at an exercise price of $6.39, the fair market value of our common stock on the date of grant. In May 2008, in connection with an offer to exchange certain options for restricted stock (the “Exchange Offer”), discussed further below, the Compensation Committee approved Mr. Hatfield’s exchange of certain “out of the money” options for restricted stock units on the same terms as afforded eligible employees under the Exchange Offer. Also in May 2008, Messrs. Raciborski and Gordon were awarded 337,500 and 200,000 restricted stock units, respectively.

In November 2008, the Compensation Committee modified Mr. Lunsford’s equity awards in order to optimize the motivational and retentive effects of his overall compensation package consistent with our compensation philosophy and objectives. The modification had four key components: the cancellation of certain stock options, the modification of certain stock options, the grant of certain time vesting restricted stock units and the grant of certain performance based restricted stock units. First, 750,000 stock options, granted November 20, 2006, with an exercise price of $13.20, of which 15,624 were then vested, were cancelled. Second, 750,000 stock options, granted November 20, 2006, with an exercise price of $6.53, of which 375,000 were then vested were modified such that all such options were deemed unvested, and 1/24th of the options would vest in November 2009 and an additional 1/24th would vest each month thereafter so long as Mr. Lunsford continues to be a service provider to Limelight. Third, Mr. Lunsford received a grant of 100,000 restricted stock units, 50% of which vested in February 2009 and the remaining 50% will vest in November 2010 provided Mr. Lunsford continues to be a service provider to Limelight. Fourth, Mr. Lunsford received a grant of 400,000 restricted stock units separated into four tranches of 100,000 restricted stock units each. Each tranche is associated with achievement of certain quarterly financial performance targets, specifically targets for revenue and cash gross margin, established, or to be established, by the Compensation Committee. If and when the financial targets are satisfied with respect to any particular tranche of performance restricted stock units, then 50% of the restricted stock units in that tranche will vest the third business day following the end of quarter earnings release and the remaining 50% will vest on the one year anniversary of the first 50%, provided Mr. Lunsford continues to be a service provider through the vesting date. Any of such restricted stock units that have not vested based upon achievement of the established performance targets by the fiscal quarter ending March 31, 2010, will be forfeited.

Equity award grants are generally made within grant guidelines established by the Compensation Committee, in consultation with management, based on job grade, job title, responsibility level, seniority level or other factors, which may include the competitive hiring marketplace. With respect to the named executive officers, management makes recommendations on such guidelines and the named executive officer’s actual grants. The grant guidelines assist us in keeping its equity grants within the budgeted grant pool approved by the Compensation Committee, and thereby efficiently managing its available equity pool and its overhang.

For fiscal 2009, the Compensation Committee intends to continue to grant equity awards. The Compensation Committee will determine the size of long-term, equity-based incentives based on each named executive officer’s position within Limelight and will seek to set a level that will create a meaningful opportunity for stock ownership and will motivate each named executive officer to remain in Limelight’s service. In addition, in determining the size of a named executive officer’s equity grant, the Compensation Committee will take into account an individual’s recent performance, as well as the factors discussed below. The Compensation Committee has not formalized the process by which it will take an individual’s performance or other factors into account, but may do so in the future.

In reviewing and analyzing the appropriate amount and type of equity awards to be granted, the Compensation Committee also may review the following factors:

•	The number of shares subject to awards granted to an individual in a given role or position;

•

The number of shares owned, and the number of shares subject to equity awards granted by role or position as a percentage of total shares owned, option shares granted, shares of restricted stock granted and shares subject to restricted stock unit awards granted or outstanding as a percentage of total common stock outstanding;

•	The individual’s vested and unvested equity positions;

•	The individual’s total compensation package; and

•	A comparison of the individual’s award and total compensation to similar positions in selected companies in high growth, technology industries.

The Compensation Committee views these factors as the main motivators to retain and attract key management talent.

On a total company basis, when appropriate, the Compensation Committee also analyzes:

•	The number of shares used by Limelight during the year with respect to new equity awards (i.e., burn rates);

•	The number of shares subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang); and

•	The number of shares subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).

The Compensation Committee believes that analyzing the above factors allows it to assess whether granting additional awards to the named executive officers is prudent based on the pool of shares we have available for grants to all of its service providers and to take into consideration the impact on the dilution of stockholder interests and overhang.

2008 Equity Award Exchange Offer. In April 2008, we implemented a stock option/restricted stock unit exchange program (the “Exchange Offer” or “Exchange Program”). It is the view of the Compensation Committee that equity awards are a valuable motivation and retention tool and, as such, help to align employee and stockholder interests. Many of the then currently outstanding stock options were “underwater” in that the per share exercise prices were greater than the then current market value of our common stock. The Compensation Committee believes that the maturational and retentive value of stock options is significantly diminished when the exercise price of the option significantly exceeds the fair market value of Limelight’s common stock. The exchange program allowed employees to exchange certain underwater stock options for restricted stock units. Each holder of options granted after April 1, 2007 was eligible to exchange their options for restricted stock units, with an exchange ratio of one restricted stock unit for every two shares of common stock represented by existing, eligible stock options. The vesting schedule for the restricted stock options is in equal semi-annual tranches spread over three years, and the first tranche vested in December 2008. The remaining tranches will vest in June and December of each year through June 2011, provided the employee continues to be a service provider for Limelight through each vesting date. Neither the directors nor the named executive officers participated in the program; but as described above, the Compensation Committee did authorize the exchange of certain options for restricted stock units for Mr. Hatfield. Participation in the program was completely voluntary and employees who chose not to participate retained their then current options under their then current terms and conditions. The Exchange Offer was closed on June 16, 2008. Ninety-five (95) employees participated in the Exchange Offer, and 2,877,100 stock options were exchanged for 1,438,551 restricted stock units.

Equity Award Practices. For fiscal 2009, we expect that most equity award grants will be stock options, however we may grant a mix of options and restricted stock units in situations where the compensation philosophy and objectives would be best met by doing so. In prior years our equity awards extended to most employees. For 2009, we expect to concentrate equity awards among those positions with the greater opportunity to affect our financial performance. Further, we have found that restricted stock units provide a useful recruiting mechanism to compete with both public and private companies that are offering share grants to attract key talent. As a result, we intend to consider providing a combination of stock options and restricted stock units to our named executive officers in the future. The vesting schedules applied to equity awards, usually three or four years, provide both a strong retention tool and also balances each executive’s focus on our short term and long term goals.

Prior to September 2007, the effective grant date for all equity awards to our named executive officers was the date on which the Compensation Committee or the Board of Directors approved the grant. Historically, this was accomplished through actions by unanimous written consent. In September 2007, our Board of Directors adopted a policy providing for approval of equity awards in advance of a future effective grant date. Limelight follows this granting policy as a best practice approach recommended by outside counsel to ensure all equity awards comply with laws and regulations. All stock options granted to the named executive officers have a per share exercise price equal to the fair market value of Limelight’s common stock on the grant date.

Stock Ownership Guidelines. At this time, the Board of Directors has not adopted stock ownership guidelines with respect to the named executive officers or otherwise.

Limelight has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Limelight’s common stock. In addition, Messrs. Gordon, Hale and Raciborski have each entered into a Rule 10b5-1 trading plan.

Employment Agreements, Severance and Change of Control Benefits.

Employment Agreements. Limelight has written employment agreements with each of its named executive officers. Each agreement provides that the executive’s employment with Limelight is “at-will” and may be terminated at any time by either party, either with or without cause, upon written notice to the other party. Depending upon the circumstances of the executive’s termination, the executive may be entitled to severance benefits or change of control benefits.

On October 20, 2006, we entered into an employment agreement with Jeffrey W. Lunsford, our President, Chief Executive Officer and Chairman. Pursuant to the terms of Mr. Lunsford’s employment agreement, amended December 30, 2008, Mr. Lunsford’s annual salary is $400,000 per year. Mr. Lunsford is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2008, Mr. Lunsford’s target annual incentive bonus was $275,000. The earned annual cash incentive bonus payable to Mr. Lunsford depended upon the extent to which the applicable performance goals were achieved. Mr. Lunsford’s actual paid bonus for 2008 was $315,143. Pursuant to his employment agreement, Mr. Lunsford was granted 1,500,000 shares of our restricted common stock on October 20, 2006. Of these shares, 12.5% vested on October 20, 2006. An additional 12.5% vested on February 17, 2007, and one forty-eighth of the total number of shares will vest monthly thereafter assuming Mr. Lunsford’s continued employment with us. On November 25, 2008, we entered into an Equity Award Amendment and Grant of Restricted Units Agreement with Mr. Lunsford, which modified certain equity awards provided for in Mr. Lunsford’s employment agreement. These modifications are more fully described under the heading “Long-Term Incentive Program”. Mr. Lunsford’s employment agreement provides that we will reimburse him for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

On September 22, 2008, we entered into an employment agreement with Nathan F. Raciborski, our Co-Founder and Chief Technical Officer. Pursuant to the terms of Mr. Raciborski’s employment agreement, amended December 30, 2008, Mr. Raciborski’s annual salary is $295,000 per year. Mr. Raciborski is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2008, Mr. Raciborski’s target annual incentive bonus was $110,000. The earned annual cash incentive bonus payable to Mr. Raciborski depended upon the extent to which the applicable performance goals were achieved. Mr. Raciborski’s actual paid bonus for 2008 was $126,057. In February 2008, the Compensation Committee awarded Mr. Raciborski options to purchase 250,000 shares of our common stock at an exercise price of $6.39, vesting in 48 equal monthly installments beginning on March 25, 2008. On May 13, 2008, the Compensation Committee granted Mr. Raciborski 337,500 restricted stock units vesting in six equal bi-annual installments beginning on December 1, 2008. Mr. Raciborski’s employment agreement provides that we will reimburse Mr. Raciborski for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

On September 22, 2008, we entered into an employment agreement with Michael M. Gordon, our Co-Founder and Chief Strategy Officer. Pursuant to the terms of Mr. Gordon’s employment agreement, amended December 30, 2008, Mr. Gordon’s annual salary is $220,000 per year. Mr. Gordon is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2008, Mr. Gordon’s target annual incentive bonus was $110,000. The earned annual cash incentive bonus payable to Mr. Gordon depended upon the extent to which the applicable performance goals were achieved. Mr. Gordon’s actual paid bonus for 2008 was $126,057. In February 2008, the Compensation Committee awarded Mr. Gordon an option to purchase 250,000 shares of our common stock at an exercise price of $6.39, vesting in 48 equal monthly installments beginning on March 25, 2008. On May 13, 2008, the Compensation Committee granted Mr. Gordon 200,000 restricted stock units vesting in six equal bi-annual installments beginning on December 1, 2008. Mr. Gordon’s employment agreement provides that we will reimburse Mr. Gordon for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

On October 20, 2008, we entered into an employment agreement with Douglas S. Lindroth, our Senior Vice President, Chief Financial Officer and Treasurer. Pursuant to the terms of Mr. Lindroth’s employment agreement, amended December 30, 2008, Mr. Lindroth’s annual salary is $300,000 per year. Mr. Lindroth is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2008, Mr. Lindroth’s target annual incentive bonus was $100,000. The earned annual cash incentive bonus payable to Mr. Lindroth depended upon the extent to which the applicable performance goals were achieved. Mr. Lindroth’s actual paid bonus for 2008 was $22,606, which represents his annualized bonus prorated to his date of hire. On October 20, 2008, the Compensation Committee issued to Mr. Lindroth 350,000 restricted stock units. One forty-eighth of the total number of restricted stock units vested on the one month anniversary of the grant and an additional one forty-eighth will vest monthly thereafter. On November 11, 2008, the Compensation Committee issued to Mr. Lindroth an option to purchase 100,000 shares of our common stock at a per share exercise price of $5.00. One fourth of the total number of shares subject to the option will vest on October 20, 2009, and an additional one forty-eighth of the total number of shares subject to the option will vest monthly thereafter. Mr. Lindroth’s employment agreement provides that we will reimburse Mr. Lindroth for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

On November 22, 2006, we entered into an employment agreement with Matthew Hale, our former Chief Financial Officer. Mr. Hale resigned as our Chief Financial Officer in October 2008, and remained an employee through December 31, 2008. Pursuant to the terms of Mr. Hale’s employment agreement, amended July 9, 2008 and December 30, 2008, Mr. Hale’s annual salary became $275,000 upon the closing of our initial public offering. During calendar year 2008, Mr. Hale’s target annual incentive bonus was $100,000. The earned annual cash incentive bonus payable to Mr. Hale depended upon the extent to which the applicable performance goals were achieved. Mr. Hale’s actual paid bonus for 2008 was $114,598. Pursuant to Mr. Hale’s employment agreement, Mr. Hale was granted 345,000 shares of our restricted common stock. One-fourth of the total number of shares of restricted common stock subject to this grant vested on December 1, 2007, and an additional one forty-eighth of the total number of shares of restricted common stock subject to this grant vested on the first day of each calendar month through December 31, 2008. Additionally, Mr. Hale was issued an option to purchase 105,000 shares of our common stock at an exercise price of $6.67 per share. One-fourth of the total number of the options vested and became exercisable on December 1, 2007, and thereafter, an additional one forty-eighth of the total number of the options vested and becomes exercisable on each calendar month anniversary after December 1, 2007, through December 31, 2008. Mr. Hale’s employment agreement provided that we would reimburse Mr. Hale for reasonable expenses incurred in the furtherance of performing his duties. As provided in Mr. Hale’s employment agreement, in connection with his separation from Limelight, Mr. Hale received, or is receiving, the following severance benefits: (i) continued payment of his base salary for 12 months following December 31, 2008, (ii) payment of his 2008 annual bonus based upon our achievement of the performance targets set by the Compensation Committee for the annual incentive cash bonus, (iii) the $45,000 retention bonus granted by the Compensation Committee in May 2008, (iv) accelerated vesting of 50% of his equity awards unvested as of December 31, 2008, and (v) accelerated vesting of an additional 25% of his equity awards unvested as of December 31, 2008, which additional acceleration was approved by the Compensation Committee in the exercise of its discretion. As a condition of receiving severance, Mr. Hale delivered a general release of claims to Limelight, has agreed for a period of two years following his separation not to solicit any employee of Limelight for employment at any place other than at Limelight, and not to engage in competition with Limelight, among other covenants.

On March 27, 2007, we entered into an employment agreement with David M. Hatfield, our Senior Vice President of Worldwide Sales, Marketing and Services. Mr. Hatfield’s employment agreement, amended December 30, 2008, provides that we will pay him an annual salary of $250,000. He is also eligible to receive an annual cash incentive bonus payable on achievement of performance goals established by the Compensation Committee. During calendar year 2008, Mr. Hatfield’s target annual incentive bonus was $200,000. The earned annual cash incentive bonus payable to Mr. Hatfield depended upon the extent to which the applicable performance goals were achieved. Mr. Hatfield’s actual paid bonus for 2008 was $229,195. On February 25, 2008, Mr. Hatfield was granted an option to purchase 250,000 shares of our common stock at an exercise price of $6.39 per share. One forty-eighth of the total number of shares subject to this option vest and become exercisable on each calendar month anniversary following the grant date. On May 13, 2008, Mr. Hatfield was granted 337,500 restricted stock units in exchange for the cancellation of options for the purchase of an aggregate of 675,000 shares of common stock. 318,750 of the restricted stock units vest in six equal bi-annual installments beginning December 1, 2008, such that 318,750 of the restricted stock units shall be fully vested no later than June 1, 2011, and the remaining 18,750 of the restricted stock units vest according to the achievement of certain sales milestones. Mr. Hatfield’s employment agreement provides that we will reimburse Mr. Hatfield for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

In December 2008 the employment agreement for each named executive officer was amended to bring each agreement into compliance with the rules and regulations under section 409A of the Internal Revenue Code of 1986, as amended.

The terms “cause” and “change of control” are used substantially consistently among the employment agreements with the named executive officers. Generally, the term “cause” or “for cause” means termination of employment as a result of:

•

Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of an executive with respect to his or her obligations under the employment agreement or otherwise relating to the business of Limelight;

•

Repeated or habitual neglect of executive’s duties or responsibilities that continues after notice of such neglect, or failure or refusal to carry-out the legitimate assignments given by the CEO or the Board;

•

Any act of personal dishonesty in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment;

•	Executive’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

•	A breach of any fiduciary duty owed to the Company by executive that has a material detrimental effect on the Company’s reputation or business;

•

Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not executive admits or denies liability);

•

Executive (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, executive’s failure to waive attorney-client privilege relating to communications with executive’s own attorney in connection with an Investigation will not constitute “cause”; or

•

Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her employment agreement or executive’s loss of any governmental or self-regulatory license that is reasonably necessary for executive to perform his or her responsibilities to Limelight under the employment agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period Limelight uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

Generally, the term “change of control” means the occurrence of any of the following events:

•

The consummation by Limelight of a merger or consolidation with any other corporation, other than a merger or consolidation which would result in the voting securities of Limelight outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

•

The approval by the stockholders of Limelight, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Limelight or an agreement for the sale or disposition by Limelight of all or substantially all of Limelight’s assets; or

•

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Goldman Sachs & Co and its related funds and entities, becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Limelight representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

The term “in connection with a change of control” generally means a termination of executive’s employment within three (3) months prior to the execution of an agreement that results in a change of control or twelve (12) months following a change of control.

Severance Benefits. Limelight believes that providing severance benefits for the named executive officers is necessary to attract and retain executive talent, and is accordingly consistent with our compensation philosophy and objectives. Severance benefits for the named executive officers is also appropriate as we believe that it is likely that an executive who is relieved of position without cause may require an extended period of time to obtain similar employment.

The employment agreements between Limelight and each named executive officer provide generally that if the executive is terminated without cause (and the termination is not in connection with a change of control) then the executive is entitled to the following severance benefits: (i) continued payment of executive’s base salary for 12 months, (ii) actual, earned cash bonus for the year in which termination occurred prorated to the date of termination, (iii) reimbursement for premiums paid for continued heath benefits for the executive and eligible dependents under the Limelight health plans until the earlier of 12 months after termination or until executive is covered under another health insurance program. Payment of severance benefits is conditioned on the executive making certain covenants with Limelight as described below under “material conditions to or obligations of severance”.

If a named executive officer voluntarily resigns his employment or his employment is terminated for cause, then he is entitled generally only to compensation earned through the date of termination. More particularly, he would be entitled to his base salary through the date of termination, unpaid but earned and accrued annual bonus for a fiscal year completed prior to the termination of employment and accrued but unused vacation time. All further vesting of outstanding equity awards would also cease as of the date of termination.

In the event a name executive officer’s employment is terminated due to death or disability, then twenty-five (25%) percent of the executive’s then outstanding unvested equity awards would vest.

Change of Control Benefits. Limelight believes that providing certain benefits for the named executive officers in connection with a change of control is necessary to attract and retain executive talent. Further, Limelight believes that change of control arrangements are an important part of overall compensation for the named executive officers because they will assist the Company in maximizing stockholder value by allowing executives to participate in an objective review of any proposed transaction and whether such proposal is in the best interest of the stockholders, notwithstanding any concern the executive might have regarding the executive’s continued employment prior to or following a change in control or other personal financial interest.

The employment agreements between Limelight and each named executive officer provide generally that, in the event of a change of control, fifty percent (50%) of each executive’s then unvested equity awards will vest. Further, if the executive is terminated or resigns for good reason in connection with a change of control then the executive is entitled to the following change in control benefits: (i) continued payment of executive’s base salary for 12 months, (ii) 100% of the executive’s target cash bonus for the year in which termination occurred, (iii) accelerated vesting of all outstanding, unvested equity awards, and (iv) reimbursement for premiums paid for continued heath benefits for the executive and eligible dependents under the Limelight health plans until the earlier of 12 months after termination or until executive is covered under another health insurance program. Payment of change of control benefits is conditioned on the executive making certain covenants with Limelight as described below under “material conditions to or obligations of severance”.

The tables below show the potential payments and benefits each of the named executive officers (other than Mr. Hale) would be entitled to receive in the event of a change of control or if each such officer’s employment had been terminated under the following circumstances as of December 31, 2008. Due to a number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Potential Payments Upon Change of Control

Name	Severance (Salary) ($)	Severance (Bonus) ($)	Acceleration of Unvested Equity Awards ($)(1)	Health and Welfare Benefits ($)	Total ($)
Jeffrey W. Lunsford	$—	$—	$1,148,573	$—	$1,148,573
Nathan F. Raciborski	—	—	344,531	—	344,531
Michael M. Gordon	—	—	204,167	—	204,167
Douglas S. Lindroth	—	—	410,886	—	410,886
David M. Hatfield	—	—	348,359	—	348,359

(1)

Valuation of unvested equity awards is equal to fifty percent (50%) of the unvested restricted stock and restricted stock units held by Messrs. Lunsford, Raciborski, Gordon, Lindroth and Hatfield. As of December 31, 2008, the exercise price of the non-qualified stock options held by Messrs. Lunsford, Raciborski, Gordon, Lindroth and Hatfield was greater than the $2.45 per share closing price of Limelight Networks common stock on December 31, 2008, therefore all non-qualified stock options have been excluded from this calculation.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control

Name	Severance (Salary) ($)	Severance (Bonus) ($)	Acceleration of Unvested Equity Awards ($)(1)	Health and Welfare Benefits ($)(2)	Total ($)
Jeffrey W. Lunsford	$400,000	$275,000	$2,297,147	$12,609	$2,984,756
Nathan F. Raciborski	295,000	110,000	689,063	12,609	1,106,672
Michael M. Gordon	220,000	110,000	408,334	12,609	750,943
Douglas S. Lindroth	300,000	100,000	821,772	12,609	1,234,381
David M. Hatfield	250,000	200,000	696,719	12,609	1,159,328

(1)

Valuation of unvested equity awards is equal to one hundred percent (100%) of the unvested restricted stock and restricted stock units held by Messrs. Lunsford, Raciborski, Gordon, Lindroth and Hatfield. As of December 31, 2008, the exercise price of the non-qualified stock options held by Messrs. Lunsford, Raciborski, Gordon, Lindroth and Hatfield was greater than the $2.45 per share closing price of Limelight Networks common stock on December 31, 2008, therefore all non-qualified stock options have been excluded from this calculation.

(2)	Health and welfare benefits are calculated using the annual cost of medical and dental insurance elected by the named executive during the year.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason Not in Connection with a Change of Control

Name	Severance (Salary) ($)	Severance (Bonus) ($)	Acceleration of Unvested Equity Awards ($)	Health and Welfare Benefits ($)(1)	Total ($)
Jeffrey W. Lunsford	$400,000	$275,000	$—	$12,609	$687,609
Nathan F. Raciborski	295,000	110,000	—	12,609	417,609
Michael M. Gordon	220,000	110,000	—	12,609	342,609
Douglas S. Lindroth	300,000	100,000	—	12,609	412,609
David M. Hatfield	250,000	200,000	—	12,609	462,609

(1)	Health and welfare benefits are calculated using the annual cost of medical and dental insurance elected by the named executive during the year.

Material Conditions to or Obligations of Severance. The receipt of severance or change of control benefits is conditioned upon the named executive officer delivering and not revoking a separation agreement and general release of claims substantially in a form prescribed by Limelight. Further, the executive must agree that for a two year period following his or her termination that executive will not (i) solicit any Limelight employee (sometimes excepting the executive’s personal administrative assistant) for employment other than with Limelight, and (ii) engage in competition with, or have an ownership interest in a business that competes with, Limelight.

Retirement Benefits under the 401(k) Plan, Executive Perquisites, and Generally Available Benefit Programs. In fiscal 2008, named executive officers were eligible to participate in the health and welfare programs that are generally available to other Limelight employees, including medical, dental, vision, group life, short-term and long-term disability and supplemental insurance.

We also maintain a tax-qualified 401(k) plan, which is broadly available to Limelight’s general U.S. based employee population. Under the 401(k) plan, all of our employees are eligible to participate. We provide a matching contribution as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed three percent (3%) of compensation for the year and a fifty percent (50%) match on the next two percent (2%) of the employee’s deferrals. We do not provide defined benefit pension plans or defined contribution retirement plans to our executive officers or other employees other than (i) the 401(k) plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) plan and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Accounting and Tax Considerations. In our review and establishment of compensation programs and payments for fiscal 2008, we considered, but did not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments by us for our executive officers. While we may consider accounting and tax treatment in the future, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. Under certain regulations, compensation arising from options and restricted stock units that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted equity awards that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and our four most highly compensated officers, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Limelight does not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, Limelight amended its employment agreements with its named executive officers during 2008, including the severance arrangements described in this proxy statement, to conform to the requirements of Section 409A. Further Limelight intends to structure its equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006 we began accounting for stock-based awards in accordance with the requirements of FAS 123R.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation Tables

The following table sets forth information regarding the compensation to each of the individuals who served as our principal executive officer and principal financial officer and the three other most highly compensated executive officers during the fiscal year ended December 31, 2008. We refer to these executive officers as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation(2)	Total
Jeffrey W. Lunsford	2008	$400,000	$315,143	$2,566,848	$367,687	$139,133	$3,788,811
President, Chief Executive	2007	368,750	137,500	2,681,015	920,376	54,901	4,162,542
Officer and Chairman	2006	38,333	100,000	2,007,990	105,813	322	2,252,458

Nathan F. Raciborski	2008	295,000	286,057	186,169	1,356,832	33,742	2,157,800
Co-Founder and Chief	2007	295,000	82,500	—	2,318,040	12,208	2,707,748
Technical Officer	2006	220,000	326,041	—	1,458,449	11,476	2,015,966

Michael M. Gordon	2008	220,000	186,057	110,320	804,330	20,923	1,341,630
Co-Founder and Chief	2007	220,000	82,500	—	1,995,086	8,976	2,306,562
Strategy Officer	2006	180,000	326,041	—	1,458,449	11,265	1,975,755

Douglas S. Lindroth(3)	2008	61,538	72,606	45,045	68,022	21,285	268,496
Senior Vice President,	2007	—	—	—	—	—	—
Chief Financial Officer and Treasurer	2006	—	—	—	—	—	—

Matthew Hale(4)	2008	275,000	159,598	1,548,539	270,847	12,837	2,266,821
Former Chief Financial	2007	275,000	50,000	528,285	111,492	8,063	972,840
Officer	2006	22,917	—	44,925	9,480	28	77,350

David M. Hatfield(5)	2008	250,000	389,195	759,356	249,298	5,045	1,652,894
Senior Vice President,	2007	187,500	150,000	—	1,066,839	—	1,404,339
Worldwide Sales, Marketing and Services	2006	—	—	—	—	—	—

(1)	Amounts represent stock-based compensation expense for fiscal years 2006, 2007 and 2008 for stock and option awards under SFAS 123R.

(2)

Represents amounts paid for health and life insurance for the employee and the employee’s family members, company matches on 401(k) accounts, in the case of Messrs. Lunsford, Raciborski, Gordon, Lindroth, and Hatfield, and includes amounts paid for certain travel and commuting expenses and tax gross-ups in connection with those expenses for Messrs. Lunsford, Raciborski, and Lindroth.

(3)	Mr. Lindroth became an employee of Limelight on October 20, 2008.

(4)	Mr. Hale resigned as Chief Financial Officer of the Company effective October 14, 2008, and remained an employee of the Company through December 31, 2008.

(5)	Mr. Hatfield became an employee of Limelight on April 2, 2007.

Grants of Plan-Based Awards in 2008

The following table provides information regarding grants of plan based awards to each of our named executive officers during the fiscal year ended December 31, 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)		(k)	(l)
Jeffrey W. Lunsford	11/25/08	—	—	—	—	—	—		100,000	(7)	—		—	$517,074
Jeffrey W. Lunsford	11/26/08	—	—	—	—	100,000	400,000	(8)	—		—		—	517,074
Jeffrey W. Lunsford	04/08/08	1	275,000	550,000	—	—	—		—		—		—	—
Nathan F. Raciborski	02/25/08	—	—	—	—	—	—		—		250,000	(3)	6.39	1,185,000
Nathan F. Raciborski	05/13/08	—	—	—	—	—	—		337,500	(9)	—		—	968,625
Nathan F. Raciborski	04/08/08	1	110,000	220,000	—	—	—		—		—		—	—
Michael M. Gordon	02/25/08	—	—	—	—	—	—		—		250,000	(3)	6.39	1,185,000
Michael M. Gordon	05/13/08	—	—	—	—	—	—		200,000	(9)	—		—	574,000
Michael M. Gordon	04/08/08	1	110,000	220,000	—	—	—		—		—		—	—
Douglas S. Lindroth	02/05/08	—	—	—	—	—	—		—		52,500	(4)	6.52	251,543
Douglas S. Lindroth	10/20/08	—	—	—	—	—	—		350,000	(10)	—		—	927,500
Douglas S. Lindroth	11/11/08	—	—	—	—	—	—		—		100,000	(5)	5.00	154,000
Douglas S. Lindroth	10/20/08	1	19,726	39,452	—	—	—		—		—		—	—
David M. Hatfield	02/25/08	—	—	—	—	—	—		—		250,000	(6)	6.39	1,173,942
David M. Hatfield	05/13/08	—	—	—	—	—	—		318,750	(11)	—		—	3,876,000
David M. Hatfield	05/13/08	—	—	—	—	18,750	18,750	(12)	—		—		—	228,000
David M. Hatfield	04/08/08	1	200,000	400,000	—	—	—		—		—		—	—
Matthew Hale	04/08/08	1	100,000	200,000	—	—	—		—		—		—	—

(1)	Amounts represent participation in the 2008 Management Bonus Plan. See the Summary Compensation Table for actual 2008 management bonus amounts earned.

(2)	Amounts represent fair value of restricted stock unit and option awards granted in 2008 under SFAS 123R.

(3)	Vests in 48 equal monthly installments beginning on March 25, 2008.

(4)	Vests in 36 equal monthly installments beginning on March 5, 2008.

(5)	Vests 1/4th on October 20, 2009 and 1/48th monthly thereafter.

(6)	Vests in 48 equal monthly installments beginning on March 25, 2008.

(7)	Shares are represented by restricted stock units. The restricted stock units vest in two equal installments on February 23, 2009 and November 25, 2010.

(8)

Shares are represented by restricted stock units. The vesting of the restricted stock units is based upon the achievement of certain quarterly financial targets during fiscal quarters ending after November 25, 2008 and on or before March 31, 2010. The restricted stock units are subject to forfeiture if the quarterly financial targets are not satisfied.

(9)

Shares are represented by restricted stock units. The restricted stock units vest in six equal bi-annual installments beginning on December 1, 2008, such that the restricted stock units shall be fully vested no later than June 1, 2011.

(10)	Shares are represented by restricted stock units. The restricted stock units vest in 48 equal monthly installments beginning on November 20, 2008.

(11)

Shares are represented by restricted stock units. The restricted stock units vest in six equal bi-annual installments beginning December 1, 2008, such that 318,750 of the restricted stock units shall be fully vested no later than June 1, 2011.

(12)	Shares are represented by restricted stock units. The restricted stock units vest according to the achievement of certain sales milestones.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table presents certain information concerning the outstanding option and restricted stock, and restricted stock unit awards held as of December 31, 2008 by each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Jeffrey W. Lunsford	—	750,000	$6.53	11/20/16	(1)	437,611	(2)	$1,072,147	400,000	(3)	—
	—	—	—	—		100,000	(4)	245,000	—		—
Nathan F. Raciborski	149,999	250,001	15.00	05/29/17	(5)	281,250	(7)	689,063	—		—
	52,082	197,918	6.39	02/25/18	(6)
Michael M. Gordon	74,999	125,001	15.00	05/29/17	(5)	166,667	(7)	408,334	—		—
	52,082	197,918	6.39	02/25/18	(6)	—		—	—		—
Douglas S. Lindroth	—	100,000	5.00	10/02/18	(8)	335,417	(9)	821,772	—		—
	14,595	37,905	6.52	02/05/18	(10)	—		—	—		—
Matthew Hale	91,875	—	6.67	03/31/09	(11)	—	(11)	—	—		—
David M. Hatfield	52,082	197,918	6.39	02/25/18	(6)	265,625	(12)	650,781	18,750	(13)	—

(1)

Effective November 25, 2008, all shares subject to the option were deemed unvested and subject to the following vesting schedule: 1/24th of the shares subject to the option shall vest on November 20, 2009 and an additional 1/24th of the shares shall vest on the 20th day of each calendar month thereafter.

(2)	12.5% of the shares vested on the grant date, October 20, 2006. An additional 12.5% of the shares vested on the 120th day after the grant date, and vest 1/48th monthly thereafter.

(3)

Shares are represented by restricted stock units. The vesting of the restricted stock units is based upon the achievement of certain quarterly financial targets during fiscal quarters ending after November 25, 2008 and on or before March 31, 2010. The restricted stock units are subject to forfeiture if the quarterly financial targets are not satisfied.

(4)	Shares are represented by restricted stock units. The restricted stock units vest in two equal installments on February 23, 2009 and November 25, 2010.

(5)	Vests 1/4th on the one year anniversary of the vesting commencement date of June 7, 2007 and 1/48th monthly thereafter.

(6)	Vests in 48 equal monthly installments beginning on March 25, 2008.

(7)

Shares are represented by restricted stock units. The restricted stock units vest in six equal bi-annual installments beginning on December 1, 2008, such that the restricted stock units shall be fully vested no later than June 1, 2011.

(8)	Vests 1/4th on October 20, 2009 and 1/48th monthly thereafter.

(9)	Shares are represented by restricted stock units. The restricted stock units vest in 48 equal monthly installments beginning on November 20, 2008.

(10)	Vests in 36 equal monthly installments beginning on March 5, 2008.

(11)

In connection with Mr. Hale’s resignation as Chief Financial Officer and termination of employment with the Company, 39,376 shares subject to Mr. Hale’s stock option and 129,377 shares subject to a repurchase right in favor of the Company vested on December 31, 2008, with the remaining portion of unvested awards cancelled on such date.

(12)

Shares are represented by restricted stock units. The restricted stock units vest in six equal bi-annual installments beginning December 1, 2008, such that 318,750 of the restricted stock units shall be fully vested no later than June 1, 2011.

(13)	Shares are represented by restricted stock units. The restricted stock units vest according to the achievement of certain sales milestones.

Option Exercises and Stock Vested in Last Fiscal Year

The following table presents certain information concerning the exercise of options and vesting of stock awards by each of our named executive officers during the fiscal year ended December 31, 2008, including the value of gains on exercise and the value of the stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Jeffrey W. Lunsford	—	$—	374,939	$1,457,265
Nathan F. Raciborski	—	—	56,250	126,563
Michael M. Gordon	—	—	33,333	74,999
Douglas S. Lindroth	—	—	14,583	33,614
Matthew Hale	—	—	258,750	748,934
David M. Hatfield	—	—	53,125	119,531

(1)

The aggregate dollar amount realized upon the vesting of a stock award represents the aggregate deemed fair value of the shares of our common stock underlying the stock award on the vesting date multiplied by the shares vested on the vesting date.

Director Compensation

The independent members of the Board of Directors are eligible to receive both cash and equity compensation for their service as board members. Mr. Lunsford and Mr. Raciborski do not receive additional compensation for their service as board members. Further, Mr. Gleberman, Mr. Perrone and Mr. Harman have waived receipt of cash compensation for their service on the board. With respect to cash compensation, each independent director (other than Messrs. Gleberman, Perrone and Harman) receives an annual cash retainer of $25,000 paid quarterly in arrears. Messrs. Amaral, Peterschmidt and Fisher each receive $5,000 per year for their service on the Audit Committee of the Board, and Mr. Amaral receives an additional $7,500 per year for his service as Chairman of the Audit Committee. Prior to resigning from the Board of Directors and accepting the position of Chief Financial Officer in October 2008, Mr. Lindroth was an independent director and served as a member of the Audit Committee. With respect to equity compensation, each independent director is eligible to receive options to purchase 52,500 shares of Limelight common stock when they first join the Board of Directors (the “initial award options”). The exercise price of the initial award options is the fair market value of the underlying common stock on the date of grant, and the initial award options vest in 36 equal monthly installments beginning one month following the date of grant. Following his transition to Chief Financial Officer, Mr. Lindroth retained his initial award options. Each independent director, provided they have served as a director for at least six months, is also eligible to receive an annual award of options to purchase 20,000 shares of Limelight common stock (the “annual award options”). The annual award options are granted as of the date of Limelight’s annual meeting of the stockholders and the exercise price of the annual award options is the fair market value of the underlying common stock on the date of grant. The annual award options vest on the day preceding the day of the next annual meeting of the stockholders, approximately one year following the date of grant. Prior to 2008, Messrs. Gleberman, Perrone and Harman waived receipt of equity awards as compensation for their service on the board. In June 2008, Messrs. Gleberman, Perrone and Harman accepted their annual award options, and with the consent of Limelight, assigned the beneficial interest in those options to their respective employers – Goldman Sachs & Co. with respect to Messrs. Gleberman and Perrone, and Oak Investment Partners with respect to Mr. Harman.

The following table presents the compensation received by our directors during fiscal year 2008:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Walter D. Amaral	$39,500	$267,355	$306,855
Jeffrey T. Fisher	7,500	4,453	11,953
Joseph H. Gleberman	—	2,422	2,422
Fredric W. Harman	—	2,422	2,422
Mark A. Jung(2)	7,500	90,490	97,990
Douglas S. Lindroth(3)	22,500	62,282	84,782
Peter J. Perrone	—	2,422	2,422
David C. Peterschmidt	30,000	109,629	139,629

(1)

Amounts represent the dollar amount of compensation expense recorded in our income statement for the 2008 fiscal year in accordance with FAS 123R. Amounts include compensation expense recognized with respect to awards granted in previous fiscal years, as well as those granted, if any, during 2008 fiscal year. For Mr. Lindroth, amounts represent fees earned and option awards granted to Mr. Lindroth while serving as an independent director. In October 2008, Mr. Lindroth resigned from the Board of Directors and accepted the position of Senior Vice President and Chief Financial Officer.

(2)	Mr. Jung resigned from the Board of Directors in May 2008.

(3)	Mr. Lindroth resigned from the Board of Directors and was appointed to serve as our Senior Vice President and Chief Financial Officer in October 2008.

The following table sets forth the options to purchase shares of our common stock issued in 2008 to our non-employee directors that held office during 2008:

Name	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards*
Walter D. Amaral	06/12/08	20,000	$3.05	$43,598
Jeffrey T. Fisher	11/11/08	52,500	2.70	97,361
Joseph H. Gleberman	06/12/08	20,000	3.05	43,598
Fredric W. Harman	06/12/08	20,000	3.05	43,598
Douglas S. Lindroth	02/05/08	52,500	6.52	254,084
Peter J. Perrone	06/12/08	20,000	3.05	43,598
David C. Peterschmidt	06/12/08	20,000	3.05	43,598

*

Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with FAS 123R, which includes both the amounts recorded as compensation expense in our income statement for the 2008 fiscal year as well as amounts to be recognized in future requisite service periods.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employee Benefit Plans

We currently maintain two equity-based compensation plans that have been approved by the stockholders – the 2007 Equity Incentive Plan, which was approved by the stockholders in May 2007 and the Amended and Restated 2003 Incentive Compensation Plan, which was approved by the stockholders in October 2006. The following table sets forth, for each of our equity-based compensation plans, the number of shares of our common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2008:

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights(1)	Weighted- Average Exercise Price of Outstanding Options and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the first column)(2)
Equity compensation plans approved by security holders	9,457,171	$4.94	8,070,204
Equity compensation plans not approved by security holders	—	—	—
Total	9,457,171	4.94	8,070,204

(1)	Includes outstanding stock options and rights for 5,630,224 shares under the 2007 Equity Incentive Plan and 3,826,947 shares under the Amended and Restated 2003 Incentive Compensation Plan.

(2)

Includes 8,070,204 shares for the 2007 Equity Incentive Plan. The 2007 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of (i) 4% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; (ii) 4,500,000 shares; or (iii) such other amount as our Board of Directors may determine. On January 1, 2008, the number of shares reserved for issuance under the 2007 Equity Incentive Plan increased by 3,300,253 shares, representing 4% of the outstanding shares of our common stock on December 31, 2007. The data presented in this table was calculated as of December 31, 2008 and does not reflect the January 1, 2009 increase. As of March 31, 2009, stock options and rights for 8,990,396 shares of common stock were outstanding and 11,487,128 shares were available for future grant under the 2007 Equity Incentive Plan. We do not intend to grant any additional awards under our Amended and Restated 2003 Incentive Compensation Plan.

401(k) Plan

We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees could elect to reduce their current compensation by up to 15% or the statutory limit, $15,500 in 2008, whichever was less, and have us contribute the amount of this reduction to the 401(k) plan. In addition, beginning January 1, 2007, we began matching employee deferrals as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed three percent (3%) of compensation for the year and a fifty percent (50%) match on the next two percent (2%) of the employee’s deferrals. We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and 10% stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and written representations that no other reports were required during the fiscal year ended December 31, 2008, we believe that all our executive officers, directors and 10% stockholders complied with the applicable filing requirements, with the exceptions of late Forms 4 filed on July 17, 2008 by GS Capital Partners entities, Walter Amaral, Joseph Gleberman, Frederic Harman, Peter Perrone, and David Peterschmidt and on March 27, 2009 by David Hatfield and Philip Maynard. In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to Limelight and the written representations of its directors, executive officers and 10% stockholders.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above the following is a description of transactions since January 1, 2008, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

In July 2006, we entered into an amended and restated investors’ rights agreement with the purchasers of our preferred stock, including GS Capital Partners entities and Oak Investment Partners XII, L.P., that provides for certain rights relating to the registration of their shares of common stock issued upon conversion of their preferred stock into common stock at the time of the IPO. Under these registration rights, holders of the then outstanding registrable securities may require on two occasions that we register their shares for public resale. Such registration requires the election of the holders of registrable securities holding at least 25% of such registrable securities. We are obligated to register these shares only if the requesting holders request the registration of the number of registrable securities with an anticipated offering price of at least $10 million. In addition, holders of registrable securities holding at least 5% of such registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $5 million. If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in view of market conditions, provided that we may not reduce the number of registrable securities included in any such registration below 20% of the total number of shares included in such offering. We will pay all expenses in connection with any registration described herein, other than underwriting discounts and commissions. These rights will terminate five years after the closing of our IPO and prior to then, any holder shall cease to have registration rights once that holder may sell all of its registrable securities under Rule 144 during any three-month period.

Stockholder Tender Agreement and Escrow

In May 2006, we entered into a purchase agreement for the sale of our Series B preferred stock. This transaction closed in July 2006. The purchase agreement also provided for an aggregate of $10.1 million of the funds used to repurchase shares to be held in an escrow account to serve as security for the indemnification obligations of the tendering stockholders under the purchase agreement. We entered into a related escrow agreement in July 2006, which provides for the establishment of an escrow fund.

In May 2007, we agreed to a clarification of this escrow arrangement in order to reflect the parties’ original intent. As a result, $3.7 million of the escrow account was distributed upon the closing of our IPO, with the balance remaining available thereafter for future claims until either the funds were exhausted or we confirmed that we did not expect to submit additional claims. During 2007 the escrow account was drawn down as we incurred Akamai-related litigation expenses. In May 2008, the remaining funds were drawn down from the escrow account and the escrow account was closed.

Stock Option Grants

Certain stock option and restricted stock unit grants made in 2008 to our directors and executive officers and related equity award policies are described elsewhere in this proxy statement.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers.

Policies and Procedures for Related Party Transactions

As provided by our Audit Committee charter, our Audit Committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our Audit Committee any such related party transaction prior to its completion. Prior to the creation of our Audit Committee, our full Board of Directors reviewed related party transactions. Each of the related party transactions described above that were submitted to our Board of Directors were approved by disinterested members of our Board of Directors after disclosure of the interest of the related party in the transaction.

OTHER MATTERS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 27, 2009

Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary

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LIMELIGHT NETWORKS, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 10, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Limelight Networks, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2009, and hereby appoints Douglas S. Lindroth and Philip C. Maynard, and each of them, with full power of substitution, as Proxy or Proxies, to vote all common shares of the undersigned at the Annual Meeting of Stockholders of Limelight Networks, Inc., to be held on June 10, 2009, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side)

COMMENTS:

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

LIMELIGHT NETWORKS, INC.

June 10, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.limelightnetworks.com/investors/annual-meeting-09/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

■ 20230000000000000000 0	061009

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.     To vote for and elect the nominees listed below to serve as Class II directors of the corporation to serve for a term of three years expiring on the 2012 Annual Meeting of Stockholders, or in the event that the nominees listed below become unavailable or decline to serve as a director at the time of the Annual Meeting, to vote for and elect any nominee who is designated by the current board of directors to fill the vacancy:

					FOR	AGAINST	ABSTAIN
				2. To vote for and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year expiring on December 31, 2009, and	☐	☐	☐

3.     Transact any such other business as may properly come before the meeting or any adjournment or postponement thereof.

Either of such Proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Joseph H. Gleberman
		¡	Fredric W. Harman
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT
(See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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